Exhibit (h)(13)(b)(ii)
Allianz Global Investors Fund Management LLC
1633 Broadway
New York, NY 10019
October 4, 2011
Ladies and Gentlemen:
     Pursuant to an Expense Waiver Agreement effective as of November 1, 2011 between Allianz Funds (the “Trust”) and Allianz Global Investors Fund Management LLC (“AGIFM”), AGIFM has agreed to certain waivers of its fees payable under the Amended and Restated Investment Advisory Agreement dated May 5, 2000.
     In connection with this, Allianz Global Investors Capital LLC (“AGIC”) agrees to waive a portion of its fees payable under the Portfolio Management Agreement dated July 19, 2002 between AGIFM and AGIC with respect to the series, and in the amounts, specified in Exhibit A, for a term lasting from November 1, 2011 through October 31, 2012.
     If the foregoing correctly sets forth the agreement between the AGIFM and AGIC, please so indicate by signing and returning to AGIFM the enclosed copy hereof.

Very truly yours, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By: Name:	/s/ Brian S. Shlissel Brian S. Shlissel
Title:	Managing Director
ACCEPTED AND AGREED TO:

Allianz Global Investors Capital LLC

By: Name:	/s/ Charles H. Field Charles H. Field
Title:	Managing Director, Chief Legal Officer and Secretary

Exhibit A

Expense Waiver (stated as a
percentage of average daily net
assets of the Fund or
attributable to the specified
Fund	share classes, as applicable)
Allianz AGIC International	0.05%

Allianz AGIC Pacific Rim	0.05%